Exhibit 10.48

LEASE AGREEMENT

This LEASE AGREEMENT (hereinafter referred to as “Lease”) made as of this 30 day of May, 2002, by and between GROUP THREE PROPERTIES, INC., a Pennsylvania corporation, having offices at Cross Roads Corporate Center, 4641 Pottsville Pike, Suite E, Reading, PA 19605 (hereinafter referred to as “Lessor”) and FIBERMARK DSI, INC., a Pennsylvania corporation, having offices at 161 Wellington Road, Brattleboro, VT 05302 (hereinafter referred to as “Lessee”).

BACKGROUND

WHEREAS, Lessor entered into a Lease Agreement, dated December 5, 1997 with REXAM DSI, INC. (the “Existing Lease Agreement”) for premises comprising approximately 100,000 square feet, located in the “FiberMark Building” (as defined in Article I below) (the “Existing Premises”) on the land more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Property”).  Lessor is the owner of the “Building” (as defined in these recitals below) and the Property.

WHEREAS, subsequent to December 5, 1997, Lessee acquired REXAM DSI, INC.  through a merger and assumed the Existing Lease Agreement.

WHEREAS, Lessor and Lessee have continued to lease and rent, respectively, the Existing Premises under the terms and conditions of the Existing Lease Agreement to the present.

WHEREAS, Premium Beverage Packers, Inc., a Pennsylvania corporation (“Premium”), as sublessor, entered into a Sublease Agreement dated February 7, 2002 with Lessee, as sublessee (as amendmed to date, the “Sublease Agreement”) for premises comprising the entire portion of the FiberMark Building not occupied by Lessee under the Exisiting Lease (the “Sublease Premises”) located adjacent to the Existing Premises in the FiberMark Building.  The Existing Premises and Sublease Premises together are the same premises as the “Leased Premises” (as defined in Article I below).  The Leased Premises comprise all of the premises located in the FiberMark Building.

WHEREAS, the FiberMark Building adjoins an approximately 208,000 square foot building designated the “Adjacent Building” on the site plan attached hereto as Exhibit “B” and made a part hereof (the “Site Plan”).  The FiberMark Building and Adjacent Building are hereinafter together referred to as the “Building.”

WHEREAS, pursuant to that certain Agreement of Termination, Assignment, Indemnity and Release among Lessor, Premium, and JMH, Inc., a Pennsylvania corporation (“JMH”), dated on or about the date hereof, Lessor and Premium, agreed, inter alia, to terminate any leasehold or other interest maintained by Premium, or any other party, in the Building and the Property, and (ii) JMH agreed, inter alia, to terminate its option to purchase the Building and the Property.

WHEREAS, Lessor and Lessee wish to terminate the Existing Lease Agreement and enter intothis Lease pursuant to which Lessor shall demise the Leased Premises to Lessee under theterms and conditions contained herein.

NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND HEREBY, for themselves, their successors and assigns, Lessor and Lessee agree as follows:

ARTICLE I. - LEASED PREMISES

1.            The Lessor leases to the Lessee and the Lessee leases from the Lessor that certain portion of the Building (hereinafter referred to as the “FiberMark Building”) presently occupied by the Lessee, as designated on the Site Plan and floor plan (the “Floor Plan”) (attached as Exhibits “B” and “C” hereto, respectively), known as 171-173 Tuckerton Road, Muhlenberg Township, Berks County, Pennsylvania (hereinafter referred to as the “Leased Premises”).The Leased Premises contain (i) approximately one hundred seventy thousand (170,000) square feet of floor space, and (ii) the 17,000 square foot Basement Area described in the next paragraph and shown on the Floor Plan) and rights of ingress, egress and regress over and across private and public rights-of-way, streets and other facilities as may be designated by Lessor from time to time, as more fully set forth in and subject to the terms and conditions of this Lease and to such rules and regulations for the use thereof as may be reasonably prescribed from time to time by the Lessor in accordance with this Lease.  Lessee shall have the right to the exclusive use of the automobile parking spaces located adjacent to the Leased Premises and designated on the Site Plan as the “FiberMark Parking”.

The Basement Area, consisting of approximately seventeen thousand (17,000) square feet, is included as a part of the Leased Premises, but not in the calculation of Basic Monthly Rent as defined in Article III below, it being understood and agreed that Lessee shall not pay any Basic Monthly Rent or other fee for the use and occupancy of such basement area.

ARTICLE II. - TERM OF LEASE

1.            The term (hereinafter referred to as the “Term”) of this Lease shall commence as of the date of this Lease (the “Lease Commencement Date”) and shall terminate on the last day of the month of the fifth (5th) anniversary of the Lease Commencement Date (the “Lease Termination Date”) unless extended pursuant to the provisions of Article XIX below.

2.            Except to the extent permitted by the terms of this Lease, in the event that the Lessee shall continue to occupy the Leased Premises beyond the Term hereof or any renewal term as provided in Article XIX hereof and the Lessor elects to accept rent therefor, a tenancy at will from month to month only shall be created and no tenancy for any longer period of time shall be deemed to exist.

ARTICLE III. - BASIC MONTHLY RENT

1.            Except as otherwise provided in this Lease, the Lessee shall pay to the Lessor, during the initial thirty-six months of the Term, an annual rental of Five Hundred Seventy-one Thousand Two Hundred Dollars ($571,200) determined by multiplying $3.36 times the number of square feet in the Leased Premises, payable in equal monthly installments of Forty-seven Thousand Six Hundred Dollars ($47,600) per month, on the first day of each month by legal tender without deduction or setoff (except as otherwise permitted herein) (hereinafter referred to as “Basic Monthly Rent”).

2.            The Lessee shall pay to the Lessor, during the remaining twenty-four (24) months of the Term, an annual rental of Six Hundred Thousand One Hundred Dollars ($600,100) determined by multiplying $3.53 times the number of square feet in the Leased Premises, payable in equal monthly installments Fifty Thousand Eight Dollars and Thirty-three Cents ($50,008.33) per month, on the first day of each month by legal tender without deduction or setoff (except as otherwise permitted herein)(hereinafter referred to as “Basic Monthly Rent”).

The Basic Monthly Rent for any month during the term which begins or ends on other than the first or last calendar day of a calendar month shall be prorated based on actual days elapsed.

ARTICLE IV. USE OF LEASED PREMISES

1.            The Leased Premises may be used for the purpose of manufacturing, storing, warehousing, and distributing Lessee’s full range of products currently being produced in the Leased Premises and any other lawful use permitted by the zoning ordinance of the Township of Muhlenberg, but Lessee shall not use or permit the storage or use of any hazardous or toxic materials within the Leased Premises, in violation of applicable federal, state or local laws, statutes, rules, ordinances or regulations.

2.            The Lessee covenants and warrants to the Lessor:

(a)           Not to use the Leased Premises or permit the Leased Premises to be used for any unlawful purpose or any purpose not specifically permitted by this Lease.

(b)           Not to use or occupy or suffer or permit the Leased Premises or any part thereof to be used or occupied in any manner so as to materially increase the cost of fire or other casualty insurance above the commercially reasonable cost of such insurance maintained by property owners of property for the type and location of the Building or contrary to this Lease.

(c)           Not to place garbage, rubbish, trash or containers thereofoutside the Leased Premises except in such containers, which the Lessee shall have provided for such purpose with the approval of the Lessor, which approval Lessor will not unreasonably withhold, delay or condition.

(d)           To keep the Leased Premises in a good, safe and clean condition, reasonable wear and tear excepted.

(e)           To prevent the Leased Premises from being used in any way which shall injure or damage the same or the Building or which may be or result in damage to the other tenants of the Building.

(f)            To abide by all reasonable rules and regulations established by Lessor, from time to time, and uniformly applied to all tenants of the Building, provided, however, that no such rules or regulations shall prohibit or unreasonably hinder the use of the Leased Premises for the purposes referred to in this Article.

ARTICLE V. - SIGNS

1.             Lessee shall have the right to erect a sign upon the Leased Premises of a size and shape permitted by governmental authorities with jurisdiction and at a location on the Premises reasonably acceptable to the Lessor.  The Lessor and Lessee hereby acknowledge the existence and continued permissive use of Lessee’s existing sign.

ARTICLE VI. - ALTERATIONS BY LESSEE

1.             Except as herein provided and subject to the provisions of Section l(b) of Article XII below, Lessee shall not make or permit to be made any structural alterations, improvements or additions (hereinafter collectively referred to as “Alterations”) to the Leased Premises or any part thereof without first obtaining the written consent of the Lessor, which consent shall not be unreasonable withheld or delayed, but Lessee shall nevertheless be permitted to make non-structural Alterations without the necessity of obtaining Lessor’s consent.  In the event that the Lessor shall give such consent such consent may be conditioned upon the fulfillment of such reasonable requirements as the Lessor shall reasonably determine.  All Alterations to the Leased Premises shall be made in accordance with all applicable laws and governmental rules and regulations and, upon the expiration or earlier termination of this Lease, shall immediately become the property of the Lessor or, at Lessor’s option, provided Lessor gives Lessee written notice thereof at the time of Lessor’s consent, such Alterations shall be removed at Lessee’s expense and all damage caused to the Building as a result of such removal shall be repaired at Lessee’s expense.  In the event of the making of such Alterations as herein provided, the Lessee shall indemnify and save the Lessor harmless of and from any and all loss and damage arising out of the construction thereof, except for any and all loss or damage arising from Lessor’s negligence or willful acts or omissions.

2.             Upon the request of Lessee in connection with any Alterations, Lessor, at Lessee’s cost and expense, shall join in any applications for any permits, approvals or certificates from any governmental authority required to be obtained by Lessee, and shall sign such applications reasonably promptly after request by Lessee and shall otherwise cooperate with Lessee in connection therewith, provided, however, that Lessor shall not be obligated to incur any cost or expense, including reasonable attorneys’ fees and disbursements, or suffer to incur any liability, in connection therewith.

3.             In the event that the Lessee shall make any Alterations to the Leased Premises pursuant to Section 1 of this Article, the Lessee shall promptly pay when due all contractors and materialmen who shall have supplied labor, work or materials to the Lessee.  In addition, the Lessee shall take all other steps, including without limitation the timely filing of stipulations or waivers, permitted or provided by applicable law in order to avoid the imposition of any mechanic’s, laborer’s or materialmen’s charge or lien upon the Leased Premises (hereinafter referred to as “Mechanic’s Lien”).  In the event that any Mechanic’s Lien shall be filed with respect to the Leased Premises for work performed by or on behalf of the Lessee, the Lessee shall bond against or cause the same to be discharged within thirty (30) days after the Mechanic’s Lien has been filed or formal notice of said lien has been issued, whichever shall first occur, regardless of the validity of such Mechanic’s Lien.  Nothing contained in this Lease or otherwise is intended to authorize the Lessee to do or cause any work or labor to be done or any materials to be supplied for the account of the Lessor, all of the same risk solely for the Lessee’s account and at the Lessee’s sole risk, cost and expense.  Notwithstanding anything in this Section 3 to the contrary, Lessee shall be permitted in good faith and at its expense to contest the existence, amount or validity of any Mechanics Lien or other lien upon the Leased Premises by appropriate proceedings sufficient to prevent the collection or other realization of any such Mechanic’s Lien or other lien or claim so contested, as well as the sale, forfeiture or loss of any of the Leased Premises.

ARTICLE VII. - MAINTENANCE AND REPAIR

1.             Repairs and Maintenance by Lessee

(a)           Lessee is presently in possession of the Leased Premises and accepts the Leased Premises in “as is” condition and Lessee shall at all times at its own expense keep and maintain the Leased Premises in good order and repair and in a neat, safe, clean and orderly condition, reasonable wear and tear, casualty, or condemnation excepted, including, but not limited to, making all non-structural ordinary and extraordinary, foreseen and unforeseen repairs and replacements to the Leased Premises, including, without limitation, repairs and replacements to the plumbing, electrical, heating, ventilation and air conditioning systems and mechanical systems and installations within the Leased Premises except to the extent that any of the foregoing repairs or replacements are caused by or result from negligence, willful acts or omissions of the Lessor or any third party.  Lessor shall maintain the sewage pumps located within the FiberMark Building.

(b)           Lessee will repair promptly at its own expense any damage (whether structural (without Lessor’s consent) or non-structural) to the Leased Premises caused by any construction or alterations performed by Lessee, whether said structural or non-structural damage is known or unknown or which may have occurred prior to the time of the execution of this Lease, or from the bringing into the Leased Premises any property for Lessee’s use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by the negligence, willful acts or omissions of Lessor or its servants, agents, contractors, subcontractors, or employees.

(c)           In the event Lessee defaults in the performance of any of its obligations under this Section 1, and such default continues for a period of thirty (30) days after written notice from Lessor, Lessor, in addition to Lessor’s other remedies under this Lease, at law or in equity, may (but shall not be obligated to do so) cure such default on behalf of Lessee, without any liability of Lessor, its agents, servants, employees, contractors or subcontractors for damage to Lessee’s merchandise, fixtures or other property or to Lessee’s business by reason thereof, unless caused by the negligence, willful acts or omissions of Lessor or its servants, agents, contractors, subcontractors, or employees, and Lessee shall reimburse Lessor, as Additional Rent, upon demand, One Hundred percent (100%) of costs incurred by Lessor in curing such default, unless Lessee has begun curing within said thirty (30) day period and is thereafter diligently and in good faith prosecuting such cure to completion.

(d)           Notwithstanding the foregoing or any other provision of this Lease, Lessee shall not be responsible for compliance with any laws, regulations, or the like requiring (i) structural repairs or modifications, (ii) repairs or modifications to the utility or building service equipment, or (iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be (a) due to Lessee’s particular manner of use of the Leased Premises, or (b) due to the negligence or willful misconduct of Lessee or any agent, employee, or contractor of Lessee.

(e)           Notwithstanding the foregoing or any other provision of this Lease, if any repairs or replacements to the Leased Premises performed by Lessee are considered capital improvements or expenses in accordance with generally accepted accounting principles consistently applied, then upon expiration or the earlier termination of this Lease, Lessor shall reimburse Lessee for the non-amortized portion of any such capital improvements or expenses.

2.             Structural Repairs.

(a)           Lessor is required to make, at its sole cost and expense, structural repairs, ordinary and extraordinary, foreseen and unforeseen to the Leased Premises and the FiberMark Building, subject to the provisions of this Section 2.

(b)           In the event that by reason of acts of negligence by the Lessee the Lessor is required to make structural repairs to the Leased Premises, Lessor shall have the right to collect One Hundred percent (100%) of the cost incurred by Lessor for such repairs as Additional Rent from Lessee.  For purposes of this Lease, any difference in floor level or shifting of floor slab, which in either case results from Lessee installing new machinery or equipment which exceeds the load bearing capacity of the floor slab, shall not be determined a structural defect required to be repaired by Lessor, but shall be considered maintenance which shall be the responsibility of Lessee.

(c)           If, without Lessor’s prior consent (if such consent is required under this Lease), Lessee performs any alterations, additions, improvements, changes, or other work which affects the structural portions of the Leased Premises and/or the roof of the FiberMark Building and/or that portion of the exterior of the Leased Premises which Lessor is obligated to repair pursuant to Section 2. (a) and which materially adversely affects the structural integrity of the Building, such action by Lessee shall release and discharge Lessor as of the commencement of such alteration, addition, improvement, affixation or other work of and from such repair obligation and thereafter Lessee agrees to be solely responsible for the maintenance, repair, and replacement of any or all such structural portions, roof, exterior and FiberMark Building which have been affected as aforesaid; provided, in the event Lessee shall default in the performance, to Lessor’s satisfaction, of such responsibilities, Lessor, in addition to Lessor’s other remedies under this Lease, at law or in equity, may (but shall not be obligated to do so) cure such default on behalf of Lessee without any liability of Lessor, its agents, servants, employees, contractors or subcontractors for damage to Lessee’s merchandise, fixtures or other property or to Lessee’s business by reason thereof, except to the extent that any such repair, maintenance or replacement is caused by the negligence or willful acts or omissions of Lessor and Lessee shall reimburse Lessor, as Additional Rent, upon demand, One Hundred percent (100%) of the costs incurred by Lessor in curing such default.  For the purposes of the foregoing, if Lessee performs any such alterations, additions, improvements, changes, affixation or other work in a manner not consistent with Lessor’s prior consent thereto (if such consent is required under this Lease), such work shall be deemed to have been performed without Lessor’s consent.

3.             The Lessee shall place throughout the Leased Premises such fire extinguishers as are necessary in order to comply with all applicable laws and shall maintain the same in good working order and repair.  In the event that the Lessee refuses or neglects to provide such fire extinguishers, the Lessor may, but shall not be required to, provide the same and the Lessee shall pay the cost and expense thereof to the Lessor upon demand as Additional Rent.  In the event that the fire extinguishers are provided by the Lessee as required herein, the fire extinguisher shall be and remain the property of the Lessee.

4.             Nothing contained in this Article VII shall obligate Lessee to bring the Leased Premises into compliance with the provisions of the Americans With Disabilities Act, the codes or ordinances of Muhlenberg Township, the requirements of any environmental law or statute, or the requirements of the statutes or regulations of the Commonwealth of Pennsylvania or any department, bureau or agency thereof, all of which shall be the obligation of Lessor.

ARTICLE VIII. - MAINTENANCE OF COMMON AREA (CAM)

1.             The Lessee shall be responsible for its pro rata share of the cost of keeping and maintaining the common area (CAM charges), which common area shall include, but not be limited to all roadways, entrances, accessways, the installation, repair and replacement thereof, the cutting of grass, removal of snow and other activities to keep the Property and Building in good order.  The Lessee’s portion of the CAM charges shall be determined by the following formula, the numerator of which shall be the square foot area of the Leased Premises (exclusive of the Basement Area) and the denominator of which shall be the square foot area of the Building, and if the Lessor shall construct a new building on the Property or an addition to the Building, the denominator shall be increased by the square foot area of any such new building or addition.  Lessee shall pay its pro rata share, in advance, in equal monthly installments on the first day of each month, as may be estimated and billed by the Lessor.  Lessor may revise its estimate and may adjust such monthly payment semi-annually on April 1 and November 1 of each year upon at least 30 days notice to Lessee together with reasonable evidence of the basis for such increase.  The first such payment shall be due and payable by Lessee on the Rent Commencement Date (prorated for the remaining number of days in the calendar year) and subsequent installments shall be due and payable at the beginning of each ensuing calendar month during the term and any extensions or renewals thereof.  At the end of each calendar year the Lessor shall prepare and submit to the Lessee a statement of all expenses incurred by the Lessor in connection with the CAM charges and if it is determined that Lessee has paid more than its pro rata share of the CAM charges, then the Lessee shall receive a credit for such excess against Basic Monthly Rent during the next succeeding months.  If, however, it is determined that Lessee has paid less than its pro rata share of the CAM charges, then Lessee shall make payment to Lessor within thirty (30) days of the amount due.

As of the date of this Lease, Lessee’s pro rata portion of the CAM charges is as follows (which pro rata portion is subject to adjustment as provided in the preceding paragraph); (i) for all CAM charges excluding water and sewer, forty-five percent (45%); and (ii) for water and sewer, sixty-four and five-tenths of one percent (64.5%).

2.             Lessor covenants and agrees to keep and maintain all common areas in good order and repair and in a clean and safe condition.  Lessor shall be responsible, among other things, for maintaining all driveways and parking areas and keeping such areas lighted and free from accumulations of ice and snow; cutting grass and maintaining shrubbery; and all other matters pertaining to the proper maintenance of the common areas.  In the event Lessor shall fail to do so, Lessee shall give written notice of such failure to Lessor and, if the same shall not be corrected within ten days after the giving of such notice, or if such correction(s) are commenced within such 10-day period but are not thereafter diligently pursued, Lessee shall have the right to correct all matters specified in such notice and to charge the full cost thereof to Lessor or set-off any or all such charge against subsequent payments of Basic Monthly Rent.

3.             Lessee shall have the right to audit applicable records of Lessor to confirm that the charges billed to Lessee under this Article VIII and Article IX below are proper and conform to the provisions of such Articles.  Such right shall be exercisable by Lessee within one (1) year after Lessee’s receipt of Lessor’s annual statement of such charges.  Lessor shall cooperate with Lessee in providing Lessee reasonable access to Lessor’s books and records during normal business hours to enable Lessee to audit Lessor’s books and records as they relate to any costs or expenses passed through to Lessee pursuant to any provisions of this Lease.  If the audit discloses any overpayment on the part of Lessee, then at Lessee’s election, (i) Lessor shall immediately refund the overpayment to Lessee, or (ii) Lessee shall be entitled to a credit on the next succeeding installments of Basic Monthly Rent for an amount equal to the overcharge plus interest on the amount of such overcharge from the date on which same was paid by Lessee until the date refunded by Lessor or credited by Lessee (as the case may be) at the prime rate then published in the Wall Street Journal, provided, however, that in the event the term of this Lease has expired or been earlier terminated, Lessee shall be entitled to a refund of such excess from Lessor within thirty (30) days after such date or expiration or earlier termination.  In addition, in the event such audit by Lessee discloses such an overcharge in excess of three (3%) percent of the amount payable in accordance with Articles VIII or IX of this Lease, then Lessor shall pay to Lessee the reasonable costs and expenses of such audit.

ARTICLE IX. - TAXES AND ASSESSMENTS

1.             Lessee shall pay to Lessor in each calendar year, as additional rent, “Lessee’s Share” (as hereinafter defined) of all real estate, and other ad valorem taxes and other impositions, excises and other governmental or quasi-governmental charges of every kind and nature (including, but not limited to, sewer and fire district assessments, foreseen and unforeseen and ordinary as well as extraordinary, but excluding general and special assessments), with respect to the Building and the Property.  Such taxes and assessments are sometimes referred to in this Lease as “taxes”, “taxes and assessments”, or “impositions”.  Lessee’s Share shall be determined by the following formula: (i) the Assessment (as hereinafter defined), multiplied by the tax millage of the various taxing bodies, as such millage may exist from year to year, multiplied by (ii) a fraction, (x) the numerator of which shall be the square foot floor area of the Leased Premises (exclusive of the Basement Area) , and (y) the denominator of which shall be the total square foot floor area of the Building, and if hte Lessor shall construct a new building on the Property or an addition to the Building, the denominator shall be increased by the square foot area of any such new building or addition .  “Assessment” shall mean the current assessment of the Building and Property.

As of the date hereof, Lessee’s pro rata charge for taxes is forty-five percent (45%) (which pro rata charge is subject to adjustment as provided in the preceding pargraph).

2.             (a)           Payment of the taxes required by Section 1 above shall be paid by the Lessee in equal monthly installments in advance in such amounts as are reasonably estimated and billed by Lessor based upon the total taxes payable in each calendar year.  Lessor shall hold such amounts and apply the same to the timely payment of the obligations with respect to which the amounts were deposited.  Lessor may revise its estimate and may adjust such monthly payment at the end of any calendar year.  The first such payment shall be due and payableby Lessee on the Rent Commencement Date (prorated for the remaining number of days in the calendar year) and subsequent, installments shall be due and payable at the beginning of each ensuing calendar month during the term and any extensions or renewals thereof.

(b)           After Lessor has received the tax bills for each calendar year, Lessor will notify Lessee of (i) the amount of taxes on which the Lessee’s tax portion is based; (ii) the amount of any refund, reduction or deferral expense; (iii) the gross square foot area of the Leased Premises and the Building and other improvements, of which the Leased Premises are a part, on which the tax is based; (iv) the amount of the tax.  If the aforesaid monthly payments on account of the taxes paid by Lessee for a given calendar year are greater than the Lessee’s share of the taxes payable for the given calendar year, Lessee shall receive a credit for the excess against Basic Monthly Rent during the next succeeding months, and if said payments are less than Lessee’s share, Lessee shall forthwith pay to Lessor the difference.  Lessor agrees to provide Lessee with a copy of the actual tax bill each year within thirty (30) days of receipt of such bill.

3.             (a)           Lessee shall pay before delinquency any and all taxes, assessments, impositions, excises, fees and other charges levied, assessed or imposed by governmental or quasi-governmental authority upon Lessee or its business operation, or based upon the use or occupancy of the Leased Premises or upon Lessee’s leasehold interest, trade fixtures, furnishings, equipment, leasehold furnishings, alterations, changes and additions made by Lessee, merchandise and personal property of any kind owned, installed or used by Lessee in, from or upon the Leased Premises.

(b)           Nothing herein contained shall be construed to include in taxes and assessments or impositions the following which shall be paid solely by Lessor: estate, succession, transfer, gift, franchise, inheritance, corporation, income, profit or excise tax, capital levy or capital stock that is or may be imposed upon the Lessor or any increase in taxes or assessments resulting from the sale of or other transfer by Lessor of its interest in the Property or Building (or any part thereof); or taxes, charges, fees, levies incurred as a result of Lessor’s development of on-site or off-site improvements or utilities; provided, however, that if at any time during the Term the methods of taxation prevailing at the Lease Commencement Date shall be altered so that in lieu of the real estate taxes now levied, there is assessed or imposed (i) a tax upon the rents received from such real estate; or (ii) a license fee measured by the rents receivable by Lessor from the Leased Premises or any portion of the Property or the Building; or (iii) a tax or license fee imposed upon Lessor which is otherwise measured by or based in full or in part upon the Leased Premises, the Building or any portion thereof, then the same shall be included in the computation of the real estate taxes hereunder, but only to the extent calculated as if Lessor’s interest in the Property and the Building were Lessor’s sole asset.  In addition,

Lessee shall not be required to pay any increase in taxes or assessments resulting from the sale of or other transfer by the Lessor of its interest in the Building, or any part thereof; or taxes, charges, fees, levies incurred as a result of Lessor’s development of on-site or off-site improvements or utilities.

4.             Lessee shall have the right to audit the appropriate records of Lessor to confirm the charges billed Lessee under this Article IX are proper and conform to the provisions of this Article IX as provided in Section 3 of Article VIII above.

ARTICLE X. - UTILITIES

1.             So long as Lessee is the sole occupant of the FiberMark Building, the Lessee shall pay for the cost and expense of all utilities and other services rendered or furnished to the Leased Premises during the Term, including (without limitation) heat, water, sewer, gas, electricity, telephone and trash disposal, together with all taxes levied or assessed and all other charges on such utilities or services.

It shall be the responsibility of the Lessee to make payment of such services before same become delinquent.  In the event that Lessee shall fail to make such payment as required, Lessor shall have the right, but not the obligation, to make payment thereof and collect one hundred percent (100%) of the cost thereof incurred by Lessor as Additional Rent.  Lessee shall furnish Lessor evidence of such payment within fifteen (15) days after same become due.  In no event shall the Lessor be liable for the quality, quantity, failure or interruption of such utilities or services to Leased Premises.

2.             Interruption of Use.  An “Abatement Event” shall be defined as an event or circumstances that prevents Lessee from using the Leased Premises or any portion thereof, as a result of any failure of Lessor to provide services or access to the Leased Premises.  Lessee shall give Lessor notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Monthly Rent and Lessee’s other monetary obligations to Lessor shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that the Lessee continues to be so prevented from using, and does not use, the Leased Premises or a portion thereof, in the proportion that the rentable area of the portion of the Leased Premises that the Lessee is prevented from using, and does not use, bears to the total rentable area of the Leased Premises; provided, however, in the event that Lessee is prevented from using, and does not use, a portion of the Leased Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Leased Premises is not sufficient to allow Lessee to effectively conduct its business therein, and if Lessee does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Lessee is so prevented from effectively conducting its business therein, Basic Monthly Rent and Lessee’s other monetary obligations to Lessor shall be abated entirely for such time as Lessee continues to be so prevented from using, and does not use, the Leased Premises.  The term “Eligibility Period” shall mean a period of three (3) consecutive days after Lessor’s receipt of any Abatement Notice(s).  In addition, if an Abatement Event continues for ninety (90) consecutive days after any Abatement Notice, Lessee may terminate this Lease by written notice to Lessor at any time before the date such Abatement Event is cured by Lessor.

3.             Lessee may, at its sole cost, and after written notice to Lessor, cause the FiberMark Building to be metered separately for electric service.  Upon the request of Lessee in connection with separately metering the FiberMark Building for electric service, Lessor, at Lessee’s cost and expense, shall join in any applications for any permits, approvals or certificates from any governmental authority or electric service provider required to be obtained by Lessee, and shall sign such applications reasonably promptly after request by Lessee and shall otherwise cooperate with Lessee in connection therewith, provided, however, that Lessor shall not be obligated to incur any cost or expense, including reasonable attorneys’ fees and disbursements or suffer to incur any liability in connection therewith.  Lessee shall not interrupt the electric service provided to other tenants at the Building while causing the FiberMark Building to be separately metered for electric service without the Lessee obtaining the consent of the other affected tenants at the Building.

ARTICLE XI. - INSURANCE AND DAMAGE

1.             The Lessor shall maintain and keep in effect throughout the Term hereof, with policies from an insurer and in form and substance reasonably satisfactory to the Lessor and its lender, insurance against loss or damage to the Building and all other buildings and improvements now or hereafter located on Lessor’s premises by fire and such other casualties as may be included in the broadest form of all-risk insurance from time to time available, in an amount equal to at least the full insurable replacement value of the Building and all other buildings and improvements on Lessor’s premises.

2.             Lessee will keep in force with companies licensed to do business in the Commonwealth of Pennsylvania where the Leased Premises are located at Lessee’s expense at all times during the term of this Lease or any renewals or extensions thereof and during such other times as Lessee occupies the Leased Premises or any part thereof:

(a)           Public liability insurance with respect to Leased Premises, and the business operated by Lessee in or from the Leased Premises with minimum limits of Three Million Dollars ($3,000,000.00) on account of bodily injuries to or death of one person, and Five Million Dollars ($5,000,000.00) on account of bodily injuries to or death of more than one person as the result of any one accident or disaster, and property damage insurance with minimum limits of Five Hundred Thousand Dollars ($500,000.00).  If the nature of Lessee’s operation is such as to place any or all of its employees under the coverage of local worker’s compensation or similar statues, Lessee shall also keep in force, at its own expense, worker’s compensation or similar insurance affording statutory coverage and containing statutory limits.

(b)           Lessee shall deposit with Lessor the policies of insurance required by the provisions of this Section, or certificates thereof, together with satisfactory evidence of the payment of the required premium or premiums thereof.

(c)           All policies of insurance required to be carried by Lessee pursuant to this Lease shall provide that the policy shall not be subject to cancellation, termination or change except after ten (10) days prior written notice to Lessor and shall name Lessor as an additional insured as its interest may appear, but only to the extent of the One Million Dollar ($1,000,000) base public liability policy.

3.             (a)           Lessee will not do, omit to do, or suffer to be done or keep or suffer to be kept anything in, upon or about the Leased Premises which will violate the provisions of Lessor’s policies insuring against loss or damage-by fire or other hazards, which will materially adversely affect Lessor’s fire/casualty or liability insurance premium rating or which will prevent Lessor from procuring such policies with companies acceptable to Lessor, provided Lessee is first given adequate notice of the requirements of such policies.  If anything done, omitted to be done or suffered to be done by Lessee, or kept or suffered by Lessee to be kept in, upon or about the Leased Premises shall by itself or in combination with other circumstances existing on residue property of Lessor cause the premium rate of fire or other insurance on the Leased Premises or other property of the Lessor in companies acceptable to Lessor to be increased beyond the established rate from time to time fixed by the appropriate underwriters with regard to the use of the Leased Premises for the purposes permitted under this Lease, Lessee will pay the amount of such increase of Lessor as Additional Rent upon Lessor’s demand and will thereafter pay the amount of such increase, as the same may vary from time to time, with respect to every premium relating to coverage of the Leased Premises during a period falling within the Term of this Lease until such increase is eliminated.  In addition, if applicable, after notice thereof to Lessee and an opportunity to cure, Lessor may at its option-rectify the condition existing on the Leased Premises which caused or was a contributing cause of the increased premium rate in the event that the Lessee should fail to do so and may charge the cost of such action to Lessee as Additional Rent, payable on demand after notice thereof and opportunity to cure.

(b)           If Lessee shall not comply with its covenants made in this section, Lessor in addition to Lessor’s other remedies hereunder may (but shall not be obligated to) cause insurance, as aforesaid, to be issued, and in such event Lessee agrees to pay the premium for such insurance as Additional Rent promptly upon Lessor’s demand, or Lessor, at its option, may treat such failure to comply as an Event of Default.

4.             Throughout the Term of this Lease, Lessee shall reimburse the Lessor for its pro rata share of the premium paid by the Lessor for insuring the Building and any additions theret and Lessee’s portion of the premium shall be determined by the following formula: the numerator of which shall be the square feet area of the Leased Premises (exclusive of the Basement Area) and the denominator shall be the square feet area of the Building and any additions thereto, or such portion thereof as is covered by the insurance policy for which the premium is being paid, and the Lessor may recover one hundred percent (100%) of Lessee’s pro rata share of the cost incurred by Lessor as Additional Rent, if the Lessee fails to make payment thereof.

5.             If the Leased Premises are damaged or destroyed so they cannot be repaired with reasonable diligence within one hundred eighty (180) days of the date of such damage or destruction, then either Lessor or Lessee may terminate this Lease upon thirty (30) days written notice to the other party after occurrence of the casualty; provided, however, that if Lessor has not entered into binding contracts within thirty (30) days of the date of damage, which contracts require the repair and reconstruction of the Leased Premises within one hundred eighty (180) days of the date of the damage or destruction, Lessee shall have the option, at its sole discretion, to terminate this Lease upon thirty (30) days written notice to Lessor.  If this Lease has not been terminated as provided in this Section 5 and restoration is not complete within one hundred eighty (180) days from the commencement of work, Lessee shall have the option, at its sole discretion, to terminate this Lease upon thirty (30) days written notice to Lessor.  If the casualty occurs within the last twelve (12) months of the Term, Lessee shall have the option, at its sole discretion, to terminate this Lease upon thirty (30) days written notice to Lessor.  In the event of such termination, all rent and other charges payable by Lessee shall be payable only to the date of the damage or destruction and any rent or other charges paid in advance by Lessee shall be refunded by Lessor to Lessee to the extent that the same are for a period after the damage or destruction, and neither party shall have any further claim against the other.

6.             If the Leased Premises or any portion thereof are damaged or destroyed, but this Lease is not terminated, as provided above, then Lessor shall rebuild and restore the Leased Premises within such 180-day period and during the period from the date of such damage or destruction until completion of rebuilding and restoration, the charges payable by Lessee shall abate as follows:

(a)           If the Leased Premises are used during such period, then all rent and other charges payable hereunder by Lessee shall abate in direct proportion to the amount of the Leased Premises which are unusable or inaccessible to Lessee in the ordinary conduct of its business or to the extent of the interference with Lessee’s use of the common areas of the Building;

(b)           If the Leased Premises cannot be used during such period for any purpose by Lessee, then there shall be a complete abatement of all rent and other charges from the date of the casualty until completion of rebuilding and restoration.

7.             If any damage to or condition of the Leased Premises, which by this Lease is Lessor’s responsibility, shall in Lessee’s reasonable judgment be considered of such a nature as to require emergency action, then Lessee may undertake, at Lessor’s expense temporary emergency measures and Lessor shall reimburse Lessee on demand for the costs and expenses associated with such measures.  Lessee shall use all reasonable efforts to notify Lessor by telephone of any such emergency.

8.             The Lessor’s obligation or election to restore the Leased premises under this Article shall not include the repair, restoration or replacement of the fixtures, improvements, alterations, furniture or any other property owned, installed, or for any goods or inventory, made by or in the possession of the Lessee.

9.             Lessor shall obtain and keep in force a policy of general liability insurance with coverage against such risks and in such amounts as Lessor deems advisable insuring Lessor against liability arising out of the ownership, operation and management of the Building and the property on which the Building is located.

ARTICLE XII. - LESSEE’S PROPERTY

1.             All of the Lessee’s personal property of every kind or description which may at any time be in the Leased Premises shall be at the Lessee’s sole risk, or at the risk of those claiming under the Lessee, and the Lessor shall not be liable for any damage to said property or loss suffered by the business or occupation of the Lessee caused by water from any source whatsoever or from the bursting, overflowing or leading of sewer or steam pipes or from the sprinkler system or from the heating or plumbing fixtures or from electric wires or from gas or odors caused in any manner whatsoever.

2.             “Lessee’s Property” means Lessee’s furniture, fixtures, equipment and partitions whether moveable or affixed to the Leased Premises or the Building, including, without limitation, telephone and other office communications equipment, computer systems, HVAC units, generators, UPS, raised floors, dry coolers, equipment racks and cages, metal cabinets, and other furniture, fixtures, trade fixtures, furnishings and items of personal property which are removable from the Leased Premises or Building subject to repair of any damage to the Leased Premises or Building by Lessee arising from such removal.

(a)           Lessee may, from time to time and without the consent or approval of Lessor, grant security interests in Lessee’s Property and execute and deliver security agreements, Uniform Commercial Code Financing Statements, equipment financing agreements, conditional bills of sale, leases or other title retention agreements or any modifications, extensions, replacement or amendments thereto in connection with the granting of security interests in Lessee’s Building (collectively “Equipment Financing Agreements”).

(b)           Lessee may, from time to time and without the consent of Lessor, assign, mortgage, hypothecate or otherwise transfer on encumber Lessee’s interest in this Lease as collateral security by way of a leasehold mortgage in connection with (i) the payment and performance of Lessee’s obligations under the terms of any Equipment Financing Agreement affecting Lessee’s Property or (ii) other financing of Lessee made in the ordinary course; provided, however, that the holder of any such leasehold mortgage shall be the grantee of a security interest in substantially all of Lessee’s Property subject to the Equipment Financing Agreements.

(c)           Lessor hereby waives any contractual and/or statutory “landlord lien” or similar security interest it would otherwise have as to Lessee’s Property and equipment of Lessee located within the Leased Premises or on the Building and Lessor shall execute and deliver consents, access agreements, lien waivers and other documents reasonably required by the holder or beneficiary of any Equipment Financing Agreement, including, without limitation, an access agreement and lien waiver; provided, however, that Lessor specifically reserves any such rights or interest as to the fire protection system located in the Leased Premises,

ARTICLE XIII. - ACCESS TO LEASED PREMISES

1.             The Lessee shall permit the Lessor and the Lessor’s agents, upon reasonable advance notice to Lessee, to inspect and examine the Leased Premises at any reasonable time and from time to time during normal business hours accompanied by a representative of Lessee to make repairs, decorations, alterations, improvements or additions in the Leased Premises or to the Building.

2.             The Lessor shall also have the right to enter the Leased Premises for a period commencing one hundred eighty (180) days prior to the expiration of the Term of this Lease for the purpose of exhibiting the same to prospective tenants or purchasers.  During said period the

Lessor may place signs in or upon the Leased Premises to indicate that same are for rent or sale, which signs shall not be removed, obliterated or hidden by Lessee.

ARTICLE XIV. - ESTOPPEL CERTIFICATE; SUBORDINATION; ATTORNMENT

1.             At any time, and from time to time, upon the written request of Lessor or Lessor’s mortgagee, or Lessee, Lessee or Lessor, within twenty (20) days of the date of such written request, agrees to execute and deliver to Lessor, or Lessor’s mortgagee, or Lessee without charge and in a commercially reasonable form satisfactory to Lessor or Lessee, a written statement stating, to the best of Lessee’s or Lessor’s knowledge, the following, to the extent that such matters are true and correct: (a) confirming the commencement and expiration dates of the term of this Lease; (b) certifying that Lessee is in occupancy of the Leased Premises, and that the Lease is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (c) certifying that all conditions and agreements under this Lease to be satisfied or performed by Lessor have been satisfied and performed or stating those conditions and agreements under this Lease which Lessee claims have not been so satisfied; (d) certifying that there are no defenses or offsets against the enforcement of the Lease by Lessor, or stating those claimed by Lessee; (e) reciting the amount paid by Tenant and the date to which such to which such rent has been paid; (f) reciting the amount of security deposited with Lessor, if any; and (h) any other information which Lessor, Lessee or Lessee’s mortgagee shall reasonably require.

2.             Intentionally Omitted.

3.             Provided that Lessee has received from each mortgagee of Lessor a non-disturbance and attornment agreement, which shall be in form and substance reasonably satisfactory to Lessee and its counsel and which shall be in recordable form, Lessee agrees: (a) that except as hereinafter provided, this Lease, and all of Lessee’s rights hereunder, shall be subject and subordinate to any first mortgage and to all advances made or to be made thereunder and to the interest thereon, and all renewals, replacements, modifications, consolidations, or extensions thereof; and (b) that if the holder of any such mortgage (“Mortgagee”) or if the purchaser at any foreclosure sale or at any sale under a power of sale contained in any Mortgage shall at its sole option so request, Lessee will attorn to, and recognize such Mortgagee or purchaser, as the case may be, as Lessor under this Lease for the balance then remaining of the Term of this Lease, subject to all terms of this Lease.  Notwithstanding anything to the contrary set forth above, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Lessee’s consent, by execution of a written document subordinating such Mortgage to this Lease to the extent set forth therein, and thereupon this Lease shall be deemed prior to such Mortgage to the extent set forth in such written document without regard to their respective dates of execution, delivery and/or recording and in that event, to the extent-set forth in such written document such Mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed and a memorandum thereof recorded prior to the execution, delivery and recording of the Mortgagee and as though this Lease had been assigned to such Mortgagee.  Should Lessor or any Mortgagee or purchaser desire confirmation of either such subordination or such attornment, as the case may be, Lessee upon written request, and from time to time, will execute and deliver without charge and in form satisfactory of Lessor the Mortgagee or the purchaser all instruments and/or documents that may be requested to acknowledge such subordination and/or agreement to attorn, in recordable form.

ARTICLE XV. - EVENTS OF DEFAULT; LESSOR’S REMEDIES AND DAMAGES

l.              Each of the following shall constitute an “Event of Default”:

(a)           If Lessee defaults in the payment of any sum of money (whether Basic monthly Rent, Additional Rent or otherwise) when due and such default shall continue for ten (10) days after the date of written notice from Lessor to Lessee.

(b)           If Lessee defaults in fulfilling any of the other covenants of this Lease on Lessee’s part to be performed hereunder and such default shall continue for the period within which performance is required to be made by specific provision of this Lease, or, if no such period is so provided, for thirty (30) days after the date or written notice from Lessor to Lessee specifying the nature of said default, or, if the default so specified shall be of such a nature that the same cannot be reasonably cured or remedied within said thirty (30) day period, if Lessee shall not in good faith have commenced the curing or remedying of such default within such thirty (30) day period and shall not thereafter diligently proceed therewith to completion.

(c)           If any execution or attachment shall be issued against Lessee or any of Lessee’s property and shall not be discharged, bonded off, or vacated within sixty (60) days after the issuance thereof.

(d)           If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of Lessee or any guarantor, if any, of this Lease, or of any of its property, shall be appointed and shall not have been discharged, dismissed or stayed within 90 days, or if by decree of a court of competent jurisdiction Lessee or any such guarantor shall be adjudicated bankrupt or insolvent, or any of its property shall have been sequestered, and such decree shall have continued undischarged, undismissed, or unstayed for 90 days after the entry thereof, or if any proceedings under the Federal Bankruptcy Act or any similar statute applicable to Lessee or any such guarantor, if any, as or hereafter in effect, shall be instituted by or against it and shall not be discharged, dismissed or stayed within 90 days after such filing, or if Lessee or any such guarantor, if any, shall institute any such proceeding or shall consent to the institution of any such proceeding against it under any such law, or Lessee or any such guarantor shall consent the appointment of a receiver or liquidator or trustee of it or of all or any part of its property,

2.             During the occurrence of any Event of Default, upon compliance with the requirements of applicable law, or, at any time thereafter, Lessor may, at its option, terminate this Lease, whereupon the estate hereby vested in Lessee shall cease and any and all other right, title and interest of Lessee hereunder shall likewise cease without notice or lapse of time, as fully and with like effect as if the entire term of this Lease had elapsed, but Lessee shall continue to be liable to Lessor as hereinafter provided.

3.             During the occurrence of any Event of Default, upon compliance with the requirements of applicable law, or at any time thereafter, Lessor, in addition to and without prejudice to any other rights and remedies Lessor shall have at law or in equity, shall have the right to re-enter the Leased Premises, either by force or otherwise, and recover possession thereof and dispossess any or all occupants of the Leased Premises in the manner prescribed by the applicable statute relating to summary proceedings, or similar statutes, but Lessee in such case shall remain liable to Lessor as hereinafter provided.

4.             In case of any re-entry, expiration and/or dispossession by summary proceedings, as provided in Sections 2 and 3 of this Article XV above, whether or not this Lease shall have been terminated as aforesaid:

(a)           All delinquent rent and all other sums required to be paid by Lessee hereunder shall become payable thereupon and be paid up to the time of such re-entry, expiration and/or dispossession;

(b)           Lessor shall use its best efforts to mitigate Lessee’s damages.  Consistent therewith Lessor shall have the right to relet the Leased Premises or any part or parts thereof for the account of Lessee, either in the name of Lessor or otherwise, for a term or terms which may, at Lessors option, be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and on such conditions (which may include commercially reasonable concessions or free rent) as Lessor, in its reasonable discretion, may determine, and Lessor may collect and receive the rents therefor; and

(c)           Lessee shall reimburse Lessor for any expenses that Lessor may incur in connection with recovering possession of the Leased Premises and any reletting thereof, such as court costs, reasonable attorneys’ fees and brokerage fees, the costs of advertising and the costs of any alterations, repairs, replacements and/or decorations in or to the Leased Premises as Lessor, in Lessor’s reasonable judgment, considers advisable and necessary for the purpose of such reletting of the Leased Premises.

5.             In the case of termination of this Lease as provided in Section 2 of this Article XV above, Lessee shall pay Lessor, at Lessor’s option, either:

(a)           An amount equal to (i) the rent and all other sums required to be paid by Lessee hereunder during the period which otherwise would have constituted the unexpred portion of the term of this Lease, and all damages, costs, fees and expenses incurred by Lessor as a result of such Event of Default, including without limitation, reasonable attorneys’ fees, costs and expenses incurred by Lessor in pursuit of its remedies hereunder, less (ii) rent, if any, received by Lessor pursuant to any reletting of the Leased Premises during the period which would otherwise have constituted the balance of the term of this Lease; such amount calculated pursuant to this subparagraph shall be payable in monthly installments, in advance, on the first day of each calendar month following occurrence of such termination and continuing during the period which would otherwise have constituted the balance of the term of this Lease; or

(b)           An amount equal to (i) the present worth of the rent and all other sums required to be paid by Lessee hereunder during the period which would otherwise have constituted the balance of the term of this Lease, and all damages, costs, fees and expenses incurred by Lessor as a result of such Event of Default, including without limitation, reasonable attorneys’ fees, costs and expenses incurred by Lessor in pursuit of its remedies hereunder, less (ii) the present worth of the fair rental value of the Leased Premises during such period of time, as determined by an independent real estate appraiser named by Lessor and approved by Lessee; such amount calculated pursuant to this subparagraph shall be payable to Lessor in one lump sum on demand and shall bear interest at eight percent (8%) per annum, until paid.  For purposes of this clause (b), “present worth” shall be computed by discounting such amount to present worth at a discount rate equal to the greater of (X) prime plus one percent (1%), and six percent (6%) per annum.

6.             In the event Lessee commits an Event of Default, or suffers an Event of Default to exist, Lessee shall reimburse Lessor for Lessor’s reasonable attorneys’ fees incurred by Lessor in the enforcement of this Lease, within ten (10) days after written demand.

7.             Tenant shall pay Lessor interest at eight percent (8%) per annum on all failures to pay timely the Basic Monthly Rent or any other sums required to be paid by Lessee to Lessor hereunder, such interest to be calculated from the date such payment is due until the date such payment is made to Lessor.

8.             Lessor’s Default.  Lessor shall be deemed to be in default of this Lease if Lessor fails to make any payments to Lessee required under this Lease and such failure continues for ten (10) days after written notice from Lessee to Lessor, or if Lessor shall be in default in the prompt and full performance of any other of its promises, covenants or agreements contained in this Lease and such default in performance continues for more than thirty (30) days after written notice thereof from Lessee to Lessor specifying the particulars of such default or breach of performance; provided, however, that if the default complained of, other than for the payment of monies, is of such a nature that the same cannot be rectified or cured within such thirty (30) day period, then such default shall be deemed to be rectified or cured if Lessor, within such thirty (30) day period shall have commenced such cure and shall continue thereafter with due diligence to cause such cure to be completed.  Upon any default of this Lease by Lessor, Lessee shall be entitled to pursue any and all remedies available to Lessee at law or in equity.

ARTICLE XVI. - INDEMNIFICATION; SUBROGATION

1.             Indemnification and Waiver of Claim.

(a)           To the extent that the same shall not be covered by insurance, Lessee will, except to the extent caused by the negligence of Lessor, its agents, servants, and employees, defend, indemnify and save harmless Lessor and its agents from and against any and all claims, actions, damages (excluding consequential or punitive damages), liabilities and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) in connection with the loss of life, personal injury or damage to property or business to the extent arising from, related to, or in connection with the occupancy or use by Lessee of the Leased Premises or any part of Lessor’s property or to the extent resulting from the negligence of Lessee, its agents, servants or employees, provided that Lessee shall have the right to choose counsel to defend such claims and Lessee shall keep Lessor informed and no settlement shall be made which would materially adversely affect Lessor’s interest.  Lessee shall also pay all costs, expenses and reasonable attorneys fees that may be expended or incurred by Lessor in successfully enforcing the covenants and agreements of this Lease.

(b)           To the extent that the same shall not be covered by insurance, Lessor will, except to the extent caused by the negligence of Lessee, its agents, servants and employees, defend, indemnify and save harmless Lessee and its agents from and against any and all claims, actions, damages (excluding consequential or punitive damages), liabilities and expenses (including, but not limited to reasonable attorney’s fees and disbursements) in connection with the loss of life, personal injury or damage to property or business to the extent arising from, related to, or in connection with the ownership of the Building (including the Leased Premises) by Lessor or to the extent resulting from the negligence of Lessor, its agents, servants, or employees, provided that Lessor shall have the right to choose counsel to defend such claims and Lessor shall keep Lessee informed and no settlement shall be made which would adversely affect Lessee’s interest.  Lessor shall also pay all costs, expenses, and reasonable attorneys’ fees as may be incurred by Lessee in successfully enforcing the covenants and agreements of this Lease.

2.             Subrogation.

In the event the Leased Premises or its contents are damaged or destroyed by fire or other insured casualty, (a) Lessor, to the extent of the coverage of Lessor’s policies of fire insurance with extended coverage endorsements, hereby waives its rights, if any, against Lessee with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessee, its agents, servants or employees, and (b) Lessee, to the extent of the coverage of Lessee’s policies of fire insurance with extended coverage, hereby waives its rights, if any, against Lessor with respect to such damage, or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessor, its agents, servants or employees, provided, however, such waivers of subrogation shall only be effective with respect to loss or damage occurring during such time as Lessor’s or Lessee’s policies of fire insurance with extended coverage endorsements (as the case may be) shall contain a clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Lessor or Lessee (as the case may be) to recover thereunder.  If, at any time, Lessor’s or Lessee’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Lessor or Lessee, as the case may be, shall notify the other party thereof in writing, and upon the giving of such notice, the provisions of this Section shall be null and void as to any casualty which occurs after such notice.  If Lessor’s or Lessee’s insurance carrier shall make a charge for the incorporation of the aforesaid waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party, upon demand.  In the event the party requesting the waiver fails to pay such charge upon demand, the other party shall be released of its obligation to supply such waiver.

ARTICLE XVII. - NO WAIVER

1.             No failure on the part of the Lessor and/or Lessee to exercise, and no delay in exercising, any right or remedy of which it may be possessed shall operate as a waiver thereof, nor shall any single or partial exercise by the Lessor and/or Lessee of any right or remedy of which it may be possessed preclude any other or future exercise thereof or the exercise of any other right or remedy.

ARTICLE XVIII. – EMINENT DOMAIN

1.             Total condemnation.

If the whole of the Leased Premises shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation or expropriation or in the event of a conveyance in lieu thereof, then this Lease shall terminate as of the date on which possession of the Leased Premises is required to be surrendered to the condemning authority.

2.             Partial condemnation.

If any part of the Leased Premises shall be so taken or conveyed and if such partial taking or conveyance shall render the Leased Premises unsuitable for the business of the Lessee, then the term of this Lease shall cease and terminate as of the date on which possession of the Leased Premises is required to be surrendered to the condemning authority.  In the event such partial taking is extensive enough to render the Leased Premises unsuitable for the business of Lessee, in Lessee’s sole discretion, Lessee shall have the right to terminate this Lease by giving written notice of termination to Lessor.  In the event such partial taking is not extensive enough to render the Leased Premises unsuitable for the business of Lessee, this Lease shall continue in full force and effect except that the Basic Monthly Rent shall be reduced in the same proportion that the floor area of the Leased Premises so taken or conveyed bears to such floor area immediately prior to such taking or conveyance such reduction commencing as of the date Lessee is required to surrender possession of such portion.  Lessor shall promptly restore the Leased Premises, to the extent of condemnation proceeds available for such purpose, as nearly as practicable to a condition comparable to their condition at the time of such condemnation less the portion lost in the taking or conveyance and Lessee shall promptly make all necessary repairs, restoration and alterations of Lessee’s fixtures, equipment and furnishings and shall promptly re-enter the Leased Premises and commence doing business in accordance with the provisions of this Lease.  For purposes of determining the amount of funds available for restoration of the Leased Premises from the condemnation award said amount will be deemed to be that part of the award which remains after payment of Lessor’s reasonable expenses incurred in recovering same and of any amounts due to any mortgagee of Lessor, and which represents a portion of the total sum so available (excluding any award or other compensation for land) which is equitably allocable to the Leased Premises.

3.             In the event of total condemnation or of partial condemnation, Lessor and Lessee shall each be entitled to receive such damages from the condemning authority as are provided by applicable law.

ARTICLE XIX. - OPTION TO RENEW

1.             Providing that no Event of Default then exists, Lessee shall have the right and option, which option shall be exercised by written notice by the Lessee to the Lessor at least six (6) months prior to the expiration of the then current term, to extend the term of the within Lease for up to two (2) additional five (5) year terms immediately following the original Term or any extension term, as the case may be, under the same terms and conditions as herein provided, except that the rents payable during each of the extension terms shall be as follows:

(a)           During the initial thirty (30) months of the first extension term, the annual rent shall be Six Hundred Twenty Thousand Five Hundred Dollars ($620,500), payable in equal monthly installments of Fifty One Thousand Seven Hundred and Eight Dollars and Thirty-three Cents ($51,708.33), which annual rental shall be determined by multiplying $3.65 per square foot times the 170,000 square feet of leased area as provided in this Lease.

(b)           During the remaining thirty (30) months of the first extension term, the annual rent shall be Six Hundred Thirty Nine Thousand Two Hundred Dollars ($639,200), payable in equal monthly installments of Fifty Three Thousand Two Hundred Sixty-six Dollars and Sixty-six Cents ($53,266.66), which annual rental shall be determined by multiplying $3.76 per square foot times the 170,000 square feet of leased area as provided in this Lease.

(c)           During the initial thirty (30) months of the second extension term, the annual rent shall be Six Hundred Fifty-seven Thousand Nine Hundred Dollars ($657,900), payable in equal monthly installments of Fifty-four Thousand Eight Hundred Twenty-five Dollars ($54,825), which annual rental shall be determined by multiplying $3.87 per square foot times the 170,000 square feet of leased area as provided in this Lease.

(d)           During the remaining thirty (30) months of the second extension term, the annual rental shall be Six Hundred Seventy-four Thousand Nine Hundred Dollars ($674,900), payable in equal monthly installments of Fifty-six Thousand Two Hundred Forty-one Dollars and Sixty-six Cents ($56,241.66), which annual rental shall be determined by multiplying $3.97 per square foot times the 170,000 square feet of leased area as provided in this Lease.

All other terms and conditions of this Lease shall remain in full force and effect during each of the option terms.

ARTICLE XX. - ASSIGNMENT AND SUBLETTING

1.             Assignment and Subletting.

(a)           Lessee shall not voluntarily, involuntarily, or by operation of law, assign, transfer, mortgage or otherwise encumber (herein collectively referred to as an “assignment”) this Lease or any interest of Lessee herein, in whole or in part, nor sublet the whole or any part of the Leased Premises, nor permit the Leased Premises or any part thereof to be used or occupied by others, without first obtaining in each and every instance the prior written consent of Lessor, not to be unreasonably withheld, delayed or conditioned.  Any consent by Lessor to an assignment or subletting or use or occupancy by others shall be held to apply only to the specific transaction thereby authorized and shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting or use or occupancy by others, including, but not limited to a subsequent assignment or subletting by any trustee, receiver, liquidator, or personal representative of Lessee, nor shall the references anywhere in this Lease to subtenants, licensees and concessionaires be construed as a consent by Lessor to an assignment.  If this Lease or any interest herein be assigned or if the Leased Premises or any part thereof be sublet or used or occupied by anyone other than Lessee without Lessor’s prior written consent having been obtained thereto, Lessor may nevertheless collect rent (including, but not limited to, Basic Monthly Rent, and Additional Rent) from the assignee, sublessee, user or occupant and apply the net amount collected to the rents herein reserved, and furthermore in any such event Lessee shall pay to Lessor monthly, as additional rent, the excess of the consideration received or to be received during such month for such assignment, sublease or occupancy (whether or not denoted as rent) over the rental reserved for such month in this Lease applicable to such portion of the Leased Premises so assigned, sublet or occupied.  In calculating any excess rent payable by Lessee to Lessor pursuant to this provision, Lessee shall first be entitled to deduct (a) the gross revenue paid to Lessor by Lessee with respect to the subject portion of the Leased Premises during the period commencing on the date the Lessee vacates the subject portion of the Leased Premises until the date the assignee or sublessee is obligated to pay rent pursuant to its assignment or sublease; (b) improvement allowances or other economic concessions granted by Lessee to the assignee or sublessee; (c) the unamortized costs of initial and subsequent improvements to the subject portion of the Leased Premises paid for by Lessee; (d) costs incurred by Lessee to buy-out or take over the previous lease of the assignee or sublessee; (e) all costs incurred by Lessee to advertise the subject portion of the Leased Premises for assignment or sublease; and (f) brokerage commissions and or legal fees paid by Lessee in connection with the assignment or sublease.  No such assignment, subletting, use, occupancy or collection shall be deemed a waiver of the covenant herein against assignment, subletting or use or occupancy by others, or the acceptance of the assignee, subtenant, user or occupant as Lessee hereunder or constitute a release of Lessee from the further performance by Lessee of the terms and provisions of this Lease.  If this Lease or any interest of Lessee herein be assigned or if the whole or any part of the Leased Premises be sublet or used or occupied by others, after having obtain Lessor’s prior written consent thereto, Lessee shall nevertheless remain fully liable for the fall performance of all obligations under this Lease to be performed by Lessee and Lessee shall not be released therefrom in any manner.

(b)           The foregoing provisions regarding assignment or subletting shall in no way prohibit and Lessor’s consent shall not be required in connection with, (i) the sale of all or substantially all of the assets of Lessee, (ii) the sale of all or any part of the shares of capital stock of Lessee including without limitation in connection with an initial public offering or follow-on public offering or otherwise, (iii) the merger, consolidation, or any other combination of Lessee to or with any other business entity, (iv) an assignment or subletting to a subsidiary, affiliate, or other parent entity to which Lessee controls is controlled by or is under common control with, Lessee.  Following any such sale, merger, consolidation or combination, successor Lessee resulting from such sale, merger, consolidation or combination shall remain bound by the provisions of this Article XX.

ARTICLE XXI. - SURRENDER

1.             The Lessee covenants to the Lessor to deliver up and surrender to the Lessor possession of the Leased Premises upon expiration of this Lease or its earlier termination as herein provided, structurally sound, broom clean and in good condition and repair, ordinary wear and tear excepted.  Acceptance of delivery of the Leased Premises or opening same for business shall be deemed conclusive evidence that the Leased Premises were in good condition and repair at the commencement of the Term of this Lease.

2.             The Lessee shall at Lessee’s expense remove all property of Lessee and repair all damage to the Leased Premises caused by such removal.  Any property not so removed and as to which the Lessor shall have not made said election, shall be deemed to have been abandoned by the Lessee and may be retained or disposed of by the Lessor, as the Lessor shall desire.  The Lessee’s obligation to observe or perform this covenant shall survive the expiration of the Term of this Lease.  Anything to the contrary notwithstanding in this paragraph, it is acknowledged by Lessor that Lessee has installed a certain air conditioning/humidifier in the space being leased, title to which will remain in the Lessee and which may be removed by Lessee at the end of the Term or any renewal term, or on termination of this Lease, provided, however, that Lessee shall, at Lessee’s sole cost and expense, upon removal of said units, repair and replace the opening created by such removal, which will be reasonably acceptable to the Lessor.

ARTICLE XXII. - LESSOR’S RIGHT OF EXPANSION

1.             During the term of this Lease, at the option of Lessor, Lessor shall have the right to expand the Building by making such additions thereto as Lessor may desire and/or by constructing a separate building, providing the expansion or separate building shall not jeopardize the Lessee’s safety or its flow of production or unreasonably interfere with Lessee’s operation of its business at the Leased Premises.

ARTICLE XXIII. - MISCELLANEOUS

1.             Intentionally Omitted.

2.             Holding over.  Should Lessee hold over in possession of the Leased Premises after the expiration of the term hereof without the execution of a new lease, agreement of extension or renewal agreement, Lessee shall be deemed to be occupying the Leased Premises from month to month, subject to such occupancy being terminated by either party upon at least thirty (30) days, written notice, at the rental, including, but not limited to, Basic Monthly Rent and Additional Rent all calculated, from time to time, as though the Term of this Lease had continued and otherwise subject to all of the other terms, covenants and conditions of the Lease insofar as the same may be applicable to a month to month tenancy.

3.             Intentionally Omitted.

4.             Quiet enjoyment.  So long as there exists no Event of Default, Lessor covenants and agrees that Lessee shall peaceably and quietly hold and enjoy the Leased Premises for the Term hereby demised without hindrance or interruption by Lessor or any other person or persons lawfully claiming by, through or under Lessor.

5.             Waiver.  The waiver by Lessor or Lessee of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver or any subsequent breach of the same or a waiver of any other term, covenant or condition herein contained.  The subsequent acceptance by Lessor of rent due hereunder or any or all other monetary obligations of Lessee hereunder, whether or not denoted as rent hereunder, shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to make the particular payment so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.  No covenant, term or condition of the Lease shall be deemed to have been waived by Lessor or Lessee, unless such waiver be in writing and executed by Lessor or Lessee.

6.             Accord and Satisfaction.  No payment by Lessee or Lessor or receipt by Lessor or Lessee of a lesser amount than any payment of Basic Monthly Rent or Additional Rent or other amount herein stipulated to be paid to Lessor or Lessee shall be deemed to be other than on account of the earliest stipulated Basic Monthly Rent or Additional Rent or other amount then due and payable to Lessor or Lessee, as the case may be, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other amount due and payable to Lessor or Lessee be deemed an accord and satisfaction, and Lessor or Lessee may accept such check or payment without prejudice to Lessor’s or Lessee’s right to recover the balance of such rent or any other amount due and payable to Lessor or Lessee or pursue any other remedy provided in this Lease, at law or in equity.

7.             Performance of Covenants.  Lessee covenants and agrees that it will perform all agreements and observeall covenants herein expressed on its part to be performed and observed and that it will promptly, upon receipt of written notice specifying the action required by Lessee in connection with any such agreement or covenant, comply with such notice; and further, that if Lessee shall not comply with any such notice to the satisfaction of Lessor prior to the date on which such noncompliance would constitute an Event of Default, in addition to, and not in lieu of or in limitation of any other remedy which Lessor may have pursuant to this Lease, at law or in equity, Lessor may, but shall not be obligated to, enter upon the Leased Premises and do the things specified in said notice.  Lessor shall have no liability to Lessee for any loss or damage existing in any way from such action and Lessee agrees to pay upon demand, as Additional Rent, any expense incurred by Lessor in taking such action.  Notwithstanding the foregoing, Lessor’s performance of any or all of Lessee’s covenants shall not release Lessee from liability-for non-performance except arising out of Lessor’s negligence or willful acts or omissions.

Lessor covenants and agrees that it will perform all agreements and observe all covenants herein expressed on its part to be performed and observed and that it will promptly, upon receipt of written notice specifying the action required by Lessor in connection with any such agreement or covenant, comply with such notice.  In the event Lessor shall fail to perform any such covenant, as specified in any such notice, Lessee shall have the right to perform the same and to charge One Hundred percent (100%) of the cost thereof to Lessor, including the right to offset such charges against Basic Monthly Rent thereafter becoming due.

9.             Entire Agreement.  The Lease, including the Exhibits and Rider, if any, and that certain Subordination, Non-Disturbance and Attornment Agreement dated                  ,     , 2002 among Archon Financial, L.P., a Delaware limited partnership, Lessor and Lessee (the “SNDA”), set forth all the covenants, promises, agreements, conditions and understandings between Lessor and Lessee concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as herein set forth.  All prior communications, negotiations, arrangements, representations, agreements and understandings, whether oral, written or both, between the parties hereto, and their representatives, are merged herein and extinguished, this Lease superseding and canceling the same.  Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless reduced to writing and executed by both Lessor and Lessee.

10.           No Partnership.  Lessor does not, in any way or for any purpose, become a partner of Lessee in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Lessee.

11.           Captions and Index.  The captions and index appearing in the -Lease are inserted only as a matter of convenience and i n no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

12.           Lessee Defined.  The word “Lessee” shall be deemed and taken to mean each and every person or party mentioned as a Lessee herein, be the same one or more; and if there shall be more than one Lessee, any noticed required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof.  The use of the neuter singular pronoun to refer to Lessor or Lessee shall be deemed a proper reference even though Lessor or Lessee may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations.  The necessary grammatical changes required to make the provisions of this Lease apply in the plural number where there is more than one Lessor or Lessee and to either corporations, associations, partnerships or individuals, males and females, shall in all instances be assumed as though in each case fully expressed.

13.           Partial Invalidity; Separate Covenants.  If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant and condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.  Furthermore, each covenant, agreement, obligation and other provision contained in this Lease is, and shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, and not dependent on any other provision of this Lease unless expressly so provided.

14.           Recording.  Lessee and Lessor shall not record this Lease without the written consent of the other party.  If Lessor or Lessee requests, the parties shall execute and acknowledge a short form memorandum of lease in form suitable for recording purposes of which shall be recorded at Lessor’s expense.

15.           Broker’s Commission.  Lessee represents and warrants to Lessor that it has not dealt with any broker and Lessee shall indemnify and save harmless Lessor from and against all claims, costs, suits or actions, including any cost and reasonable attorney’s fees, which may be asserted against the Lessor by any broker who claims to be owed a fee or commission from Lessee in connection with the execution of this Lease.  Lessor does hereby represent and warrant to Lessee that it has not dealt with any broker and Lessor agrees to indemnify and save harmless Lessee from, and against allclaims, costs, suits or actions, including any cost and reasonable attorney’s fees, which may be asserted against the Lessee by any broker who claims to be owed a fee or commission from Lessor in connection with the execution of this Lease.

16.           Construction.  It is the intent of the parties hereto that all terms, covenants, conditions, or agreements of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against either party.

17.           Notices.  All notices, requests, consents, approvals or other communications required or otherwise given hereunder shall be in writing and mailed by written notice or personal delivery, by Federal Express or other similar service, or by Certified mail, Return Receipt Requested, postage prepaid, addressed to the parties as follows:

As to Lessor:
Group Three Properties, Inc.
Cross Roads Corporate Center
4641 Pottsville Pike, Suite E
Reading, PA 19605

As to Lessee:

FiberMark DSI, Inc.
161 Wellington Road
Brattleboro, VT 05302

With a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:  Peter Tarr, Esquire

which written notice shall be deemed to have been given by either party when said written notice is actually received by either party.

18.           Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard for the law of conflict of laws.

19.           Successors.  The parties hereto do hereby agree that this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, personal representatives and assigns.

20.           Counterparts.  This Lease may be executed in any number of counterparts, all of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

21.           Reasonableness.  Regardless of any references to the words “sole” or “absolute” (but except for matters which will have an adverse effect on (a) structural integrity of the Building (b) the Building’s plumbing, heating, life safety, ventilating, air conditioning, mechanical or electrical systems, or (c) the exterior appearance of the Building, whereupon in each such case Lessor’s duty is to act in good faith and in compliance with the Lease), any time the consent of Lessor or Lessee is required, such consent shall not be unreasonably withheld, conditioned or delayed.  Whenever the Lease grants Lessor or Lessee the right to take action, exercise discretion, establish rules and regulations, or make allocations or other determinations, Lessor and Lessee shall act reasonably in good faith.

22.           Reciprocal Litigation.  In the event of any litigation between Lessor and Lessee, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all legal fees and expenses incurred by the successful party in prosecuting or defending any such action.

23.           Lease Conditioned Upon Execution and Delivery of Lease Termination Agreements.  This Lease is conditioned upon, and shall not be effective, and the Existing Lease shall not terminate, unless and until, (i) Lessor has delivered to Lessee a certified copy of a fully executed Agreement of Termination, Assignment, Indemnity and Release among Lessor, Premium, and JMH, providing for, inter alia, the termination of that certain lease agreement between Lessor and Premium dated December 8, 1997, as amended to date(as so amended, the “PBP Lease”) and all of Premium’s and/or JMH’s right, title and interest in and to the Leased Premises and the Building, including, without limitation, termination of JMH’s option to purchase the Building (or any portion thereof), including a discharge of such option to purchase in recordable form, and (ii) Lessor has delivered to Lessee the SNDA.

24.           Lessor’s Representations.  Lessor (i) represents and warrants to Lessee that, as of the date hereof, no third parties have any right, title and interest in and to the Leased Premises and the FiberMark Building, including without limitation any right of first refusal or option to expand into the Leased Premises or the FiberMark Building, or any option to purchase the FiberMark Building, and (ii) shall indemnify and save harmless Lessee from any and all liability, costs, expenses, damages, causes of action, claims, judgments (including reasonable attorneys’ fees) suffered by Lessee as a result of the representation and warranty in the foregoing clause (i) not being true and correct as of the date hereof.

25.           Termination of Existing Lease and Release.

(a)           The Existing Lease shall terminate simultaneously with the effectiveness of the Lease (the “Termination Event”), whereupon the term of the Existing Lease shall cease and expire as if the date of the Termination Event were the expiration date set forth in the Existing Lease.  Upon such termination, Lessee shall be released from all liability under the Existing Lease arising before and after the termination of the Existing Lease, including the obligation to pay rent.

(b)           Effective as of the termination of the Existing Lease, Lessee and its successors and assigns hereby release, acquit, satisfy and forever discharge Lessor and its employees, agents, officers, subsidiaries, affiliates, partners, trustees, beneficiaries, members, successors and assigns, from any and all actions, causes of actions, claims, demands, rights, damages, losses, expenses, occurrences and liabilities, of any kind whatsoever, both known and unknown, arising out of any matter, happening or thing, from the beginning of time relating to the Lease.

(c)           Effective as of the termination of the Existing Lease, Lessor and its successors and assigns hereby release, acquit, satisfy and forever discharge Lessee and its employees, agents, officers, subsidiaries, affiliates, partners, trustees, beneficiaries, members, successors and assigns, from any and all actions, causes of actions, claims, demands, rights, damages, losses, expenses, occurrences and liabilities, of any kind whatsoever, both known and unknown, arising out of any matter, happening or thing, from the beginning of time relating to the Lease.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed and their seals to be hereunto affixed on the day and year first above written.

GROUP THREE PROPERTIES, INC.

By:	/s/ Frederick L. Snyder
Frederick L. Snyder
President

Attest:	/s/ Karen L. Schantz

FIBERMARK DSI, INC.

By:	/s/ Bruce Moore
Bruce Moore
Vice President

Attest:	/s/ Mary Larsen

Exhibit “A”

ALL THOSE TWO CERTAIN tracts or parcels of land, the first situated on the north side of Township Route No. T-547, Tuckerton Road, with the concrete block and brick building and other improvements erected thereon, the second situated on the north side of Pennsylvania State Highway S.R. 0222, Road To Nowhere, in the Township of Muhlenberg, County of Berks, Commonwealth of Pennsylvania, being more fully bounded and described as follows to wit:

TRACT 1

BEGINNING at an iron pin on the northern right-of-way line of Township Route No. T-547, Tuckerton Road, being the southeasternmost corner of the herein described tract; thence along the same the six following courses and distances 1) South seventy-five degrees zero minutes eighteen seconds West (S.75°00’18”W.) a distance of forty-five and forty-seven hundredths feet (45.47’) to an iron pin 2) South eighty-two degrees thirteen minutes three seconds West (S.82°13’03”W.) a distance of one hundred three and thirty-six hundredths feet (103.36’) to an iron pin 3) South eighty-seven degrees fourteen minutes fifty-eight seconds West (S.87°14’58”W.) a distance of seventy-four and eighty hundredths feet (74.80’) to an iron pin 4) North eighty degrees twenty-six minutes fifty-one seconds West (N.80°26’51”W.) a distance of three hundred five and eighty-seven hundredths feet (305.87’) to an iron pin 5) South seventy-seven degrees fifty-six minutes seven seconds West (S.77°56’07”W.) a distance of one hundred forty-four and fifty-six hundredths feet (144.56’) to an iron pin 6) South thirty-nine degrees twenty-five minutes twenty-nine seconds West (S.39°25’29”W.) a distance of twenty and six hundredths feet (20.06’) to an iron pin; thence along property of Reading Blue Mountain & Northern Railroad Company North eighteen degrees twenty-one minutes fifteen seconds West (N.18°21’15”W.) a distance of one thousand six hundred twenty-three and twenty-seven hundredths feet (1,623.27’) to an iron pin; thence along the southern line of Pennsylvania State Highway S.R. 0222, Road to Nowhere, the five following courses and distances 1) North sixty-five degrees three minutes twenty-seven seconds East (N.65°03’27”E.) a distance of two hundred forty-eight and fifty-six hundredths feet (248.56’) to a point 2) North twenty-four degrees fifty-six minutes thirty-three seconds West (N.24°56’33”W.) a distance of twenty feet (20.00’) to a point 3) North sixty-five degrees three minutes twenty-seven seconds East (N.65°03’27”E.) a distance of two hundred feet (200.00’) to a point 4) North twenty-four degrees fifty-six minutes thirty-three seconds West (N.24°56’33”W.) a distance of ten feet (10.00’) to a point 5) North sixty-five degrees three minutes twenty-seven seconds East (N.65°03’27”E.) a distance of two hundred nine and twenty-two hundredths feet (209.22’) to an iron pin; thence along property of Erin Partners South eighteen degrees twenty-one minutes fifteen seconds East (S.18°21’15”E.) a distance of one thousand nine hundred eighteen and fifty-nine hundredths feet (1,918.59’) to the place of beginning.

CONTAINING in area twenty-six and three hundred fifty-five thousandths (26.355) acres.

TRACT 2

BEGINNING at an iron pin on the northern line of Pennsylvania State Highway S.R. 0222, Road To Nowhere being the southwesternmost corner of the herein described tract located North five degrees fifty-three minutes thirteen seconds West (N.5°53’13”W.) a distance of three hundred forty-two and seventy-eight hundredths feet (342.78’) from the northwest corner of Tract 1; thence along property of Reading Blue Mountain & Northern Railroad crossing a rail monument 102.12 feet from the next described corner North eighteen degrees twenty-one minutes fifteen seconds West (N.18°21’15”W.) a distance of four hundred seventeen and eighty hundredths feet (417.80’) to a point; thence passing through and along the Schuylkill River the six following courses and distances 1) South sixty-eight degrees twenty-six minutes East (S.68°26’E.) a distance of two hundred and forty-two hundredths feet (200.42’) to a point 2) North seventy-four degrees fifteen minutes East (N.74°15’E.) a distance of two hundred eight feet (208.00’) to a point 3) North sixty-two degrees forty-five minutes East (N.62°45’E.) a distance of one hundred eighty-two feet (182.00’) to a point 4) North eighty-seven degrees forty-five minutes East (N.87°45’E.) a distance of one hundred sixty feet (160.00’) to a point 5) North sixty-one degrees fifteen minutes East (N. 61°15’E.) a distance of one hundred twenty-three and fifty hundredths feet (123.50’) to a point 6) North fifty-two degrees East (N.52°E.) a distance of two hundred sixty-one and fifty hundredths feet (261.50’) to a point; thence along property of No. 1 Contracting Corporation of Delaware passing through an iron pin located 120.00 feet from the last described corner South fifteen degrees thirty minutes East (S.15°30’E.) a distance of two hundred eighty-two and forty hundredths feet (282.40’) to an iron pin on the northern right-of-way line of Pennsylvania State Highway S.R. 0222, Road To Nowhere; thence along the same the seven following courses and distances 1) on a line curving to the right with a radius of 2,788.93 feet, a central angle of 1 degree 41 minutes 55 seconds, and a chord bearing of South sixty-three degrees three minutes forty-four seconds West (S.63°03’44”W.) a distance of eighty-two and sixty-eight hundredths feet (82.68’) to a point 2) South twenty-six degrees five minutes eighteen seconds East (S.26°05’18”E.) a distance of seventeen and eighty-four hundredths feet (17.84’) to a point 3) South sixty-five degrees three minutes twenty-seven seconds West (S.65°03’27”W.) a distance of two hundred eighty-three and thirty-eight hundredths feet (283.38’) to a point 4) North twenty-four degrees fifty-six minutes thirty-three seconds West (N.24°56’33”W.) a distance of sixty feet (60.00’) to a point 5) South sixty-five degrees three minutes twenty-seven seconds West (S.65°03’27”W.) a distance of two hundred feet (200.00’) to a point 6) South twenty-four degrees fifty-six minutes thirty-three seconds East (S.24°56’33”E.) a distance of ten feet (10.00’) to a point 7) South sixty-five degrees three minutes twenty-seven seconds West (S.65°03’27”W.) a distance of four hundred eighty-six and sixty-five hundredths feet (486.65’) to the place of beginning.

CONTAINING in area six and two hundred sixty-one thousandths (6.261) acres.

BEING a portion of the same premises which Rexam DSI, Inc. granted and conveyed unto Group Three Properties, Inc. by deed dated December 5, 1997 and recorded in Record Book Volume 2891, Page 29, Berks County Records.